Pricing Supplement 7 dated October 19 2001 (To Prospectus dated March 22, 2000 and Prospectus Supplement dated March 22, 2000)	Rule 424(b)(3) File No. 333-31502

PACCAR FINANCIAL CORP.
Medium-Term Notes—Floating Rate
 CUSIP# 69371RVJ2

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

/x/	Goldman, Sachs & Co.
/ /	Banc of America Securities LLC
/ /	Merrill Lynch & Co.
/ /	Salomon Smith Barney
/ /	Morgan Stanley Dean Witter
/ /	Other: ,
/ /	acting as / / principal / / agent

at: / / varying prices related to prevailing market prices at the time of resale /x/ a fixed initial public offering price of 100%  of the Principal Amount.

Principal Amount: $100,000,000	Original Issue Date:	October 31, 2001
Agent's Discount or Commission: 0.20%	Maturity Date:	October 31, 2003
Net Proceeds to Company: $99,800,000	Interest Payment Date(s):	Quarterly on the 15th or next Business day Feb., May, Aug. and Nov., via modified following business day convention. First interest payment date will be February 15, 2002.

Calculation Agent:

Interest Calculation:

/x/	Regular Floating Rate Note	/ /	Floating Rate/Fixed Rate Note
/ /	Inverse Floating Rate Note		Fixed Rate Commencement Date:
	Fixed Interest Rate:		Fixed Interest Rate:
/ /	Other Floating Rate Note (see attached)

Initial Interest Rate: To Be Determined

Initial Interest Reset Date: February 15, 2002

Interest Reset Date(s): Quarterly on the 15th or next business day of Feb., May, Aug. and Nov., via modified following business day convention

Interest Rate Basis:

/ /	CD Rate	/ /	Federal Funds Rate	/ /	Prime Rate
/ /	Commercial Paper Rate	/x/	LIBOR	/ /	Treasury Rate
/ /	CMT Rate		Designated LIBOR Page:	/ /	Other (see attached)
/ /	CMT Telerate Page 7051	/ /	LIBOR Reuters Page
/ /	CMT Telerate Page 7052	/x/	LIBOR Telerate Page 3750
	If CMT Telerate Page 7052:		LIBOR Currency:
/ / Weekly Average
/ / Monthly Average

Index: 3 Month LIBOR
Spread (+/-):  + 0.08%
Spread Multiplier: N/A
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Day Count Convention:

/ /	30/360 for the period from
/x/	Actual/360 for the period from October 31, 2001 to October 31, 2003.
/ /	Actual/Actual for the period from

Redemption:

/x/	The Notes may not be redeemed prior to the Maturity Date.
/ /	The Notes may be redeemed at the option of the Company prior to Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage:  %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
/ /	The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Repayment:

/x/	The Notes may not be repaid prior to the Maturity Date.
/ /	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes. Optional Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check / /
   Issue Price:  %

Form: /x/ Book-Entry / / Certificated

Other Provisions: